Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of Mountain Crest Acquisition 6 Corp of our report dated February 5, 2026, except for Note 1, Note 3, Note 4, Note 5, Note 6, Note 7 and Note 9, as to which the date is April 3, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Mountain Crest Acquisition 6 Corp. as of January 15, 2026.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
April 3, 2026	Certified Public Accountants
PCAOB ID: 1171